AMENDED SCHEDULE II TO CUSTODY AGREEMENT BETWEEN OLD MUTUAL ADVISOR FUNDS AND THE BANK OF NEW YORK DATED DECEMBER 28, 2005

AS AMENDED MARCH 1, 2006

SERIES

Old Mutual Clay Finlay China Fund; Tax Identification Number 20-3742536

Old Mutual Clay Finlay Emerging Markets Fund; Tax Identification Number 20-3742983

Old Mutual International Equity Fund; Tax Identification Number 20-3743037

Old Mutual Analytic Global Defensive Equity Fund; Tax Identification Number 30-0352515

Old Mutual Advisor Funds		The Bank of New York
By:	/s/ Mark E. Black	By:	/s/ James J. Ducey
Name:	Mark E. Black	Name:	James J. Ducey
Title:	Chief Financial Officer	Title:	Vice President

By:	/s/ Edward G. McGann
Name:	Edward G. McGann
Title:	Managing Director